EXHIBIT 99

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
April 6, 2016	Media:	Becca Hary, 630-623-7293
	Investors:	Chris Stent, 630-623-3801
Andrew J. McKenna to Retire from McDonald’s Board of Directors

(OAK BROOK, Ill.) - Andrew J. McKenna, Chairman of the Board of McDonald’s Corporation, today announced that he has advised the Board that he has decided not to stand for re-election as a member of the Board at the Company’s Annual Shareholders’ Meeting to be held on May 26. Mr. McKenna has served as a Director for 25 years, and as Chairman for the past 12 years. The Board of Directors announced that it has named Mr. McKenna as Chairman Emeritus following his retirement and will elect a new independent Chairman following the election of Directors by shareholders at the Annual Meeting.
“Andy’s leadership helped guide McDonald’s through some noteworthy highs and some challenging times,” said Miles White, Chairman of the Governance Committee of the Company’s Board of Directors. “We thank Andy for his unwavering commitment and appreciate his willingness to continue sharing his insights with us.”
“Andy’s business integrity is an example for all of us to follow and we are deeply indebted for his tireless dedication and counsel,” said Steve Easterbrook, McDonald's President and CEO.
“It has been a privilege and honor to be part of McDonald’s growth and expansion throughout the years,” said Mr. McKenna. “I am confident that the Board will continue to deliver on our progress to enhance long-term shareholder value.”
About McDonald's
McDonald's is the world's leading global foodservice retailer with over 36,000 locations in over 100 countries. More than 80% of McDonald's restaurants worldwide are owned and operated by independent local business men and women.
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